Exhibit 99.1

For more information, please contact:

Don Crosbie
(972) 458-1701 Ext. 112
dcrosbie@claimsnet.com

FOR IMMEDIATE RELEASE:

Claimsnet.com Reports Fiscal Year 2004 Results
Including a 60% Growth in Revenue for the Year and a 91% Growth in Revenue for the 4th
Quarter

DALLAS – February 14, 2005 — Claimsnet.com inc. (OTCBB: CLAI.OB), a leading provider of Internet-based business-to-business solutions for the healthcare industry, today reported its results for fiscal year 2004 and 4th quarter 2004, which ended December 31, 2004.

For the year ended December 31, 2004, the Company reported revenues of $1,046,000, a 60% increase from the $652,000 reported for fiscal 2003.

Cost of revenues were $663,000 compared to $616,000, an 8% increase. Total operating expenses decreased 23% from the prior fiscal year. Research and development expenses were $0, down from the $30,000 reported in fiscal 2003. Selling, general and administrative expenses of $1,106,000 were reported for 2004, representing a 22% reduction from the $1,412,000 in fiscal 2003.

The Company reported a gross profit of $383,000 for the fiscal year of 2004, compared with a gross profit in fiscal year 2003 of $36,000. The loss from operations for fiscal 2004 was $(723,000), a 49% decrease from the loss of $(1,406,000), reported in fiscal 2003. The Company recognized a $91,000 gain on settlement of liabilities in fiscal year 2004. The net loss for fiscal year 2004 was $(657,000), or $(.03) per share, compared to $(535,000), or $(.03) per share, in the prior year, which included a $916,000 gain on the settlement of liabilities.

For the three months ended December 31, 2004, the Company reported revenues of $315,000, a 91% increase from the revenues of $165,000 reported for the fourth quarter of fiscal year 2003.

Expenses for the quarter increased from the year earlier period. Cost of revenues increased 34% to $170,000 in 2004 from $127,000 last year. Research and development expenses were $0, compared to $6,000 in the fourth quarter of the prior year. Selling, general and administrative expenses of $312,000 this year represented a 9% increase from the $287,000 reported for the fourth quarter of 2003.

The Company reported its sixth consecutive quarterly gross profit in the fourth quarter of 2004 totaling $145,000, compared with a gross profit of $38,000 in the fourth quarter of 2003. The fourth quarter loss from operations was $(167,000), a decrease of 35% from the loss of $(255,000) reported in the fourth quarter last year. The net loss for the quarter was $(177,000), or $(.01) per share, as compared with a net loss of $(255,000), or $(.01) per share, in the same quarter last year, a reduction of 31%.

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“Our financial results for fiscal 2004 and the fourth quarter of fiscal year 2004 reflect a continued focus on expense control during a revenue growth year for the Company,” commented Don Crosbie, chief executive officer of Claimsnet. “The majority of the financial progress reflected in our improved operating results related to increased revenue. While operating expenses increased in the 4th quarter, primarily as a result of increased expenses in sales and marketing, actions taken late in the 4th quarter will result in decreased expenses in the 1st quarter of fiscal 2005, as we continue to focus the company on achieving profitable operating results.”

Claimsnet.com inc. is a leading provider of Internet-based claim processing solutions for the healthcare payer industry, including distinctive, advanced ASP technology. Headquartered in Dallas, Claimsnet offers systems that are distinguished by ease of use, customer care, security and measurable cost advantages. More information on Claimsnet can be found at the Company’s web site at http://www.claimsnet.com.

Safe Harbor Statement Under the Private Securities Litigation Act 1995 — With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future results of the company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to, maintaining access to external sources of capital, regulatory actions, success of marketing strategies, actions of the Company’s competitors, dependence on suppliers and distribution channels, and continued use of the Internet. Further information on the Company’s risk factors is contained in the Company’s quarterly, annual, and other periodic reports as filed with the Securities and Exchange Commission.

[Table to Follow]

CLAIMSNET.COM INC. AND SUBSIDIARIES
SUMMARY OPERATIONS STATEMENT INFORMATION
(In thousands except per share data)

	Year Ended
	December 31,
	2004	2003
REVENUES	$1,046	$652
COST OF REVENUES	$663	$616
GROSS PROFIT (LOSS)	$383	$36
RESEARCH AND DEVELOPMENT	$—	$30
SELLING, GENERAL AND ADMINISTRATIVE	$1,106	$1,412
LOSS FROM OPERATIONS	$(723)	$(1,406)
GAIN (LOSS) ON SALE OF BUSINESS ASSETS	$—	$(27)
GAIN ON NEGOTIATED SETTLEMENTS OF LIABILITIES	$91	$916
NET LOSS	$(657)	$(535)
NET LOSS PER COMMON SHARE – BASIC AND DILUTED	$(0.03)	$(0.03)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – BASIC AND DILUTED	24,461	19,101

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